EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT is entered into this 31st day of October, 1996, but is effective for all purposes hereof as of September 1, 1996 (the "Effective Date"), between CALLON PETROLEUM COMPANY, a Delaware corporation (the "Company"), and Fred L. Callon, an individual residing in Adams County, Mississippi (the "Employee");

                               W I T N E S E T H:

        WHEREAS, the Company desires to retain the benefit of Employee's experience, knowledge, reputation and contacts to benefit the Company's business; and

        WHEREAS, the Employee is willing to undertake the duties hereinafter set forth and to be subject to the restrictions hereinafter specified in exchange for the substantial inducements and incentives herein set forth;

        NOW, THEREFORE, the Company and the Employee agree as follows:

        1. TERM. The Company hereby retains the Employee as President and Chief Operating Officer of the Company for term commencing on the Effective Date and continuing until January 1, 2001 (the "Expiration Date"), which period of employment may be extended or terminated under the terms and conditions set forth in paragraph 7 (such period being hereinafter sometimes called the "term of this Agreement"). The Employee accepts such employment and agrees to perform the services specified herein, all upon the terms and conditions hereinafter stated.

        2. DUTIES AS EMPLOYEE. The Employee shall serve the Company in the capacity of President and Chief Operating Officer of the Company and shall report to, and be subject to the general direction and control of, the Board of Directors of the Company (the "Board"). The Employee shall perform the executive, management and administrative duties of the President and Chief Operating Officer of the Company and such other executive duties as are from time to time assigned to him by the Board of Directors and as are not inconsistent with the provisions hereof.

        3. TIME AND AVAILABILITY. The Employee shall devote his full business time and attention to the business of the Company, and, except as may be specifically permitted by the Company, shall not be engaged in any other business activity during the term of this Agreement. The foregoing shall not be construed as preventing the Employee from making investments in other businesses or enterprises, provided, however, that such investments do not require services on the part of the Employee which would in any way impair the performance of his duties under this Agreement. Employee will not be required by the Company to relocate to any place other than a location within the Natchez, Mississippi metropolitan area, except for a relocation consented to by Employee; provided, however, that in connection with a relocation of the corporate headquarters of the Company, Employee may be required to relocate out of the Natchez area to a city or other local jurisdiction in which the new corporate headquarters of the Company is located under the following conditions: (i) the corporate headquarters of the Company shall be relocated in the state of Mississippi, Louisiana or Texas; (ii) all of the Company's executive officers, including without limitation the Employee, shall be employed out of such new corporate headquarters; and (iii) all reasonable costs of relocation, including moving expenses, costs of selling a principal residence (and, if requested by Employee, the purchase of such principal residence at its value as appraised by a qualified appraiser selected by Employee) are paid or provided for by the

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Company. If Employee is required to relocate to an area with a higher cost of living than the cost of living in the Natchez, Mississippi area as reflected by a consumer price index or other measure of the cost of living selected by the Employee and approved by the Company, which approval shall not be unreasonably withheld, the Salary provided for hereunder shall be increased to an amount to reflect such cost of living increase.

        4. COMPENSATION. As regular compensation for all services rendered by Employee under this Agreement to the Company, its subsidiaries and affiliates and for the agreements of the Employee set forth in Sections 9 and 10 hereof, the Company shall pay to the Employee a salary of $200,000 (the "Salary") per full calendar year of service completed. From time to time during the term of this Agreement, the Employee's salary may be increased by, and at the sole discretion of, the Board, in which case the amount of such increased salary shall thereafter be deemed to be the amount of salary contracted for in this Agreement. The Salary set forth herein shall be payable in monthly or semi-monthly installments in accordance with the payroll policies of the Company in effect from time to time during the term of this Agreement.

        5. BENEFITS. During the term of this Agreement, the Employee shall be entitled to participate in all employee benefit plans and arrangements in the same manner as other executive officers of the Company. During this Agreement, Employer shall maintain term life insurance for Employee with a death benefit payable to or as directed by Employee of at least four times base Salary. Employer shall pay all premiums under the life insurance policy when due prior to the termination of this Agreement. Upon the termination of this Agreement, Employer shall assign such policy to Employee or, if such policy cannot be assigned, Employer shall continue to pay premiums on such policy if requested by Employee provided Employee promptly reimburses Employer for such premiums.

        6. EXPENSES. During the term of this Agreement, the Company shall pay or reimburse the Employee, upon submission of an appropriate statement by him documenting such expenses as required by the Internal Revenue Code, for all out-of-pocket expenses for entertainment, travel, meals, hotel accommodations and the like incurred by him in the interest of the business of the Company and in accordance with such procedures established by the Board of Directors.

        7. TERMINATION.

               (a) DEATH. Employee's employment hereunder shall terminate upon the death of Employee.

               (b) DISABILITY. Employee's employment hereunder shall terminate upon the disability of Employee which, for purposes of this Agreement, shall be the physical or mental inability of Employee to carry out the normal and usual duties of his employment on a full-time basis for an entire period of six (6) contiguous months together with the reasonable likelihood as determined by the Board that Employee, upon the advice of a qualified physician, will be unable to carry out the normal and usual duties of his employment on a full-time basis for the following continuous period of six (6) months, and within 30 days after Notice of Termination is given, Employee shall not have returned to the performance of his duties on a full-time basis.

                     (i) During any period that the Employee fails to perform
              his duties hereunder as a result of incapacity due to physical or mental illness (the "disability period"), the Employee shall continue to receive his Salary at the rate then in effect for such period until the Date of Termination, provided that payments so

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              made to the Employee during the disability period shall be reduced by the sum of the amounts, if any, payable to the Employee to or prior to the time of any such payment under disability benefit plans of the Company and which were not previously applied to reduce any such payment.

                      (ii) If the Employee's employment is terminated because of his disability, the Company shall pay to the Employee, commencing on the next succeeding day which is the fifteenth day or the last day of the month, as the case may be, and semimonthly thereafter on the fifteenth and last days of each month, until 48 payments have been made, an amount on each payment date equal to the semi-monthly installment of the Salary payment payable to the Employee pursuant to Paragraph 4 hereof at the time of disability. Employee shall also be paid (i) the vested portion of any incentive compensation plan to which Employee is entitled and
               (ii) a pro rata portion of any incentive compensation to which Employee is entitled for the full fiscal year in which Employee's employment is terminated based on a 365 day year and the number of days elapsed prior to the Date of Termination. All payments made to the Employee pursuant to this subparagraph (b)(ii) shall be reduced by the sum of the amount, if any, payable to the Employee to or prior to the time of any such payment under disability benefit plans of the Employer and which were not previously applied to reduce any such payment.

                      (iii) If Employee should die prior to the time that he has received all the payments provided for pursuant to this subparagraph (b), Employee shall not be entitled to any further payments under this Paragraph 7(b). For purposes of this Paragraph 7(b), "Date of Termination" shall mean thirty (30) days after Employee receives Notice of Termination pursuant to this subparagraph (b) (provided that the Employee shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period).

               (c) TERMINATION BY EMPLOYEE. The Employee may terminate his employment hereunder for Good Reason. For purposes of this Agreement, Good Reason shall mean (1) the failure of the Board of Directors to reelect Employee as President and Chief Operating Officer of the Company, or Employee's removal from such office, or at any time during the term of employment, the Company's failure to vest Employee with the powers and authority of President and Chief Operating Officer of the Company, except in connection with a termination for cause as contemplated by subparagraph (d) of this Agreement; (2) a significant change in the scope, nature or status of Employee's responsibilities or employment prerogatives; (3) an attempted reduction in Employee's Salary after a Change in Control (as hereinafter defined) or a failure by the Company to increase Employee's salary from time to time or to pay Employee a bonus at a level comparable to the level of salary increases or bonuses paid prior to a Change in Control; (4) Employee's relocation by the Company to any place other than a location within the Natchez, Mississippi area, except for a relocation consented to by Employee or as provided in Section 3; (5) following a Change in Control, the failure by the Company to continue in effect any compensation plan in which Employee participates unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with a Change in Control or the failure of the Company to continue Employee's participation therein or the taking of any action by the Company which would materially and adversely affect Employee's participation in any such plan or reduce Employee's benefits thereunder; (6) following a Change in Control, the failure by the

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        Company to continue to provide Employee with benefits not less than those enjoyed under any of the Company's pension, life insurance, medical, health and accident, or disability plans in which Employee was participating at the time of a Change in Control or the taking of any action by the Company which would directly or indirectly materially reduce any such benefits; (7) the failure of the Company to obtain a satisfactory agreement from any successor or parent thereof to assume and agree to perform this Agreement, as contemplated in Paragraph 17 hereof; and (8) any purported termination of Employee's employment with the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of Paragraph 7(h) hereof (and for purposes of this Agreement, no such purported termination shall be effective).

                      (i) Other than following a Change in Control (as
               hereinafter defined), if Employee shall terminate his employment for Good Reason, then the Company shall pay the Employee his Salary through the Date of Termination and for a period of twenty-four (24) months thereafter at the rate in effect at the time Notice of Termination is given, such payment to be made in substantially equal semimonthly installments on the fifteenth and last days of each month commencing with the month in which the Date of Termination occurs.

                      (ii) If the Employee voluntarily terminates this
               Agreement, other than for Good Reason pursuant to an Anticipatory Termination or in accordance with Paragraph 7(e) hereof, then the Company shall have no further obligation to the Employee except to pay to the Employee the Salary accrued through the date on which the Employee terminated this Agreement. Such payment to the Employee shall be made in the same manner and at the same times as the Salary would have been paid to the Employee had he not terminated this Agreement.

               (d) DISCHARGE FOR CAUSE. Notwithstanding any other provision of this Agreement, if prior to the expiration of the term of this Agreement the Employee shall be discharged by the Company for cause, then this Agreement shall automatically terminate (except for the provisions of Section 9 and 10 which shall continue in effect), and upon such termination, the Company shall have no further obligation to the Employee except that the Company shall pay to the Employee an amount equal to the Employee's base salary accrued to the date of such termination. As used herein "for cause" shall mean any of the following events: (i) willful misconduct or intentional and continual neglect of duties which in the business judgment of the Board (excluding Employee) has materially adversely affected the Company; provided, however, that Employee shall have first received written notice from such Board advising of the acts or omissions that constitute the misconduct or neglect of duties, and such misconduct or neglect of duties continues after Employee shall have had a reasonable opportunity to correct the same; (ii) theft or conviction of a felony or any crime involving dishonesty or moral turpitude; or (iii) willful and continual failure or refusal to substantially perform employment duties as directed from time to time by the Board of Directors (other than any such failure resulting from Employee's incapacity due to physical or mental illness); provided, however, that Employee shall have first received written notice from the Board advising of the acts or omissions that constitute the failure or refusal to substantially perform duties, and such failure or refusal continues after Employee shall have had a reasonable opportunity to correct the same.

               For purposes of this paragraph, no act, or failure to act, on Employee's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and

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       without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for cause without (i) reasonable notice to Employee setting forth the reasons for the Company's intention to terminate for cause, (ii) an opportunity for Employee, together with his counsel, to be heard before the Board, and (iii) delivery to Employee of a Notice of Termination from the Board finding that in the good faith opinion of the Board, Employee was guilty of conduct set forth above in clause (i), (ii), or (iii) of the preceding paragraph, and specifying the particulars thereof in detail.

               (e) BREACH BY COMPANY. If, other than in connection with a Change in Control or a termination for Good Reason, (i) Employee terminates his employment hereunder upon the failure by the Company to comply with any material provision of this Agreement which has not been cured within ten
        (10) days after notice of such noncompliance has been given by Employee to the Company; or (ii) in breach of this Agreement, the Company shall terminate the Employee's employment, the Company shall pay to the Employee, commencing on the next succeeding day which is the fifteenth day or the last day of the month, as the case may be, and semimonthly thereafter on the fifteenth and last days of each month, for a period of twenty-four (24) months, an amount on each payment date equal to the semi-monthly installment of the Salary payment payable to the Employee pursuant to Paragraph 4 hereof at the time of disability. Employee shall also be paid (i) the vested portion of any incentive compensation plan to which Employee is entitled and (ii) a pro rata portion of any incentive compensation to which Employee is entitled for the full fiscal year in which Employee's employment is terminated based on a 365 day year and the number of days elapsed prior to the Date of Termination.

               (f) EXPIRATION DATE. In the event Employee shall continue to be employed on the Expiration Date, or the last day of December of each year thereafter, and no previous Notice of Termination of this Agreement by the Company or Employee is effective on that date, this Agreement and Employee's employment hereunder shall be automatically extended one additional year, subject to termination by either party upon not less than thirty (30) days written notice to the other party prior to the end of any year thereafter. For purposes of this Agreement, with respect to termination of this Agreement by employee for Good Reason, the Expiration Date shall be the date that is twenty-four (24) months subsequent to the Date of Termination.

                (g) PARTICIPATION IN BENEFITS. Unless Employee is terminated for cause or pursuant to Paragraphs 7(a), (b) or (c) (ii), the Company shall maintain in full force and effect, for the continued benefit of Employee until the then applicable Expiration Date determined pursuant to Paragraph 7(f), all employee benefit plans and programs in which the Employee was entitled to participate immediately prior to the Date of Termination provided that the Employee's continued participation is possible under the general terms and provision of such plans and programs. In the event that the Employee's participation in any such plan or program is barred, the Company shall arrange to provide the Employee with benefits substantially similar to those which the Employee would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. Unless Employee is terminated for cause, pursuant to Paragraph 7(c)(2) or upon a Change in Control, the Company, at its expense, shall maintain in full force and effect until the earlier of (A) the then applicable Expiration Date determined pursuant to Paragraph 7(f), or (B) Employee's commencement of full-time employment with a new employer (if

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        applicable), for the continued benefit of Employee and/or his spouse and dependent children, all life, disability, medical, dental, accident and health insurance coverage to which they were entitled immediately prior to the Date of Termination. In the event that such participation in any such coverage is barred under the general terms and provisions of the plans and programs under which such coverage is provided, or any such coverage is discontinued or the benefits thereunder materially reduced, the Company shall provide or arrange to provide benefits substantially similar to those which Employee and/or his spouse and dependent children were entitled to receive under such coverage immediately prior to the Notice of Termination. Unless Employee is terminated pursuant to Paragraph 7(a), at the end of the period of coverage hereinabove provided for, Employee shall have the option to have assigned to Employee at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Company and relating specifically to Employee and Employee shall be entitled to all health and similar benefits that are or would have been made available to Employee under law.

               (h) NOTICE OF TERMINATION. Any termination of the Employee's employment by the Company or by the Employee (other than termination pursuant to subparagraph 7(a) above) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

        8. COMPENSATION UPON TERMINATION AFTER CHANGE IN CONTROL. The following provisions shall be applicable in the event of a Change in Control.

               (a) CHANGE IN CONTROL. Except in the case of an Anticipatory Termination, no benefits shall be payable under this Paragraph 8 unless there shall have been a Change in Control of the Company, as defined below, and Employee's employment shall thereafter have been terminated in accordance with subparagraph (b). For purposes of this Agreement, a "Change in Control" shall have occurred only if: (i) any person or group of persons acting in concert (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) shall have become the beneficial owner of a majority of the outstanding common stock of the Company other than pursuant to the Stockholders' Agreement dated September 16, 1994 between the Company, certain members of the Callon family and NOCO Enterprises, L.P.; (ii) the stockholders of the Company shall cause a change in a majority of the members of the Board within a twelve-month period, provided, however, that the election of a newly-elected director shall not be deemed to be a change in the membership of the Board if the nomination for election by the Company's stockholders of such new director was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of such twelve-month period; or (iii) the Company or its stockholders shall enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company in any manner (including, but not limited to, by means of sale, merger, reorganization or liquidation). For purposes of this Agreement an "Anticipatory Termination" means the termination of Employee's employ-

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        ment with the Company in contemplation of the consummation of a pending transaction that subsequently results in a Change in Control, if such termination is by an Employer other than for cause, death or disability.

               (b) TERMINATION. If any of the events described in subparagraph
        (a) hereof constituting a Change in Control of the Company shall have occurred, Employee shall be entitled to the benefits provided in subparagraph (c) hereof upon the subsequent termination of Employee's employment pursuant to a Notice of Termination given on or prior to the expiration of two years following the Change in Control, unless such termination is because of Employee's death or retirement, by the Company for cause or disability, or by Employee other than for Good Reason.

               (c) PAYMENT ON TERMINATION. If Employee's employment has been terminated by means of an Anticipatory Termination or if Employee is entitled to receive benefits hereunder pursuant to subparagraph (b) above, then the Company shall pay to Employee, commencing on the next succeeding day which is the fifteenth day or the last day of the month, as the case may be, and semimonthly thereafter on the fifteenth and last days of each month, for a period of thirty-six (36) months, an amount on each payment date equal to the semi-monthly installment of the Salary payment payable to the Employee pursuant to Paragraph 4 hereof at the Date of Termination.

               (d) MITIGATION. The Employee shall not be required to mitigate the amount of any payment provided in this Paragraph 8 by seeking or accepting other employment or otherwise.

               (e) ADDITIONAL BENEFITS. If Employee is entitled to receive benefits under subparagraph (c), then Employee shall be entitled to the following additional benefits:

                      (i) Employee shall be entitled to receive all benefits
               payable to Employee under the grants of options of the Company as if Employee were fully vested thereunder, and such benefits shall be paid to Employee promptly following the Date of Termination but no later than such benefits would normally be paid to a withdrawing participant in the plan or agreement.

                      (ii) The Company, at its expense, shall maintain in full
               force and effect for Employee's continued benefit until the earlier of (A) 24 months after the Date of Termination or (B) Employee's commencement of full-time employment with a new employer, all life, disability, medical, dental, accident and health insurance coverage to which Employee was entitled immediately prior to the Notice of Termination. In the event that Employee's participation in any such coverage is barred under the general terms and provisions of the plans and programs under which such coverage is provided, or any such coverage is discontinued or the benefits thereunder materially reduced, the Company shall provide or arrange to provide Employee with benefits substantially similar to those which Employee was entitled to receive under such coverage immediately prior to the Notice of Termination. At the end of the period of coverage hereinabove provided for, Employee shall have the option to have assigned to Employee at no cost and with no apportionment of prepaid

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               premiums, any assignable insurance owned by the Company
               and relating specifically to Employee and Employee shall be entitled to all health and similar benefits that are or would have been made available to Employee under law.

               (f) If the aggregate of all payments in the nature of compensation and other benefits to Employee that are to be paid to Employee contingent on the Change in Control (the "Aggregate Amount") would constitute a "parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended or supplemented (the "Code")), the lump sum payment otherwise payable to Employee pursuant to subparagraph (c)(i) shall be grossed up to an amount such that Employee receives the amount Employee would have received had no portion of the Aggregate Amount been subject to the excise tax imposed by Section 4999 of the Code.

        9. CONFIDENTIAL INFORMATION. The Employee acknowledges that in the course of his past employment with the Company and his future engagement with the Company, he has received and will receive certain trade secrets, know-how, lists of customers, investors and other confidential information and knowledge concerning the business of the Company (hereinafter collectively referred to as "information") which the Company desires to protect. The Employee understands that such information is confidential and he agrees not to reveal such information to anyone outside the Company so long as the confidential or secret nature of such information shall continue. The Employee further agrees that during the term of this Agreement and thereafter he will not use such information in competing with the Company. Upon termination of this Agreement, the Employee shall surrender to the Company all papers, documents, writings and other property produced by him or coming into his possession by or through his employment hereunder and relating to the information referred to in this Section 9, and the Employee agrees that all such materials will at all times remain the property of the Company.

        10. RESTRICTIVE COVENANT. In partial consideration of the Company's agreement to enter into this Agreement, the Employee agrees that during the term of this Agreement, without the prior written consent of the Company, the Employee shall not engage, as principal, agent, trustee or through the agency of any corporation, partnership, association, agent, agency or other entity, in any business similar to or competitive with the businesses conducted by the Company, and the Employee shall not be the owner of more than 5% of the outstanding capital stock of any corporation, or a member or consultant of any partnership or an owner or consultant of any other business which conducts a business in competition with the business of the Company. During his employment with the Company and if this Agreement is terminated by the Company for cause for a period of one-year thereafter, the Employee further agrees that he will not, either directly or indirectly, through any person, firm, association or corporation with which he is now or may hereafter become associated, cause or induce any present or future employee of the Company to leave the employ of the Company or to accept employment with the Employee or with such person, firm, association or corporation. Employee further agrees that during his employment with the Company and if this Agreement is terminated for cause for a period of one year thereafter, the Employee will not, either directly or indirectly, through any person, firm, association or corporation which he is now or may hereafter become associated, cause or induce any investor (including without limitation, persons who purchase net profits interests in working interests owned by the Company and its subsidiaries) to invest (including the purchase of net profits interests from) with or in such person, firm, association or corporation.

        11. VACATIONS. The Employee shall be entitled each year to a vacation of four (4) weeks, during which time his compensation shall be paid in full. Each vacation shall be taken during a period of time to be mutually agreed upon by the parties.

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        12. INTELLECTUAL PROPERTY. The Employee hereby agrees that any and all copyrights, patents, trademarks, patent or trademark applications, copyrights, franchises, licenses, permits, rights (including, without limitation, rights to software and rights to trade secrets and proprietary information, processes and know-how) and other authorizations (collectively, the "Rights") which he develops either alone or in collaboration with employees of the Company during the term of this Agreement shall belong exclusively to the Company and, if requested, he will execute any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in the Company its right, title, or interest in, to, or under any of the Rights.

        13. NOTICES. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date mailed, postage prepaid, by certified mail, return receipt requested, if addressed to the respective parties as follows:

               If to Employee:                     Fred L Callon
                                            200 North Canal Street
                                            Natchez, Mississippi  39120

               If to the Company:           Callon Petroleum Company
                                            200 North Canal Street
                                            Natchez, Mississippi  39120

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

        14. SPECIFIC PERFORMANCE. The Employee acknowledges that a remedy at law for any breach or attempted breach of Section 9 or 10 of this Agreement will be inadequate, agrees that the Company shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or any other equitable relief.

        15. SEVERABILITY. In case any term, phrase, clause, paragraph, section, restriction, covenant or agreement contained in this Agreement shall be held to be invalid or unenforceable, the same shall be deemed, and it is hereby agreed that the same are meant to be several, and shall not defeat or impair the remaining provisions hereof.

        16. WAIVER. The waiver by the Company of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent or continuing breach of this Agreement by the Employee.

        17. ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties. This Agreement is binding upon and inures to the benefit of Employee, the Company and their respective heirs, personal representatives and permitted successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement

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in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, the "Company" shall mean the Company as hereinbefore defined and any successors to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Paragraph 17 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

        18. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the matters covered hereby.

        19. AMENDMENT. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

        20. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the law of the State of Mississippi.

        21. SURVIVAL. The provisions of Sections 9 and 10 shall survive until the termination of this Agreement, regardless of the fact that the Company will no longer be obligated to continue to make payments to the Employee hereunder.

        22. PRIOR AGREEMENT. Employee and Company entered into an Employment Agreement effective January 1, 1994 ("Prior Agreement"). This Agreement shall replace the prior Agreement, and Employee and Employer shall have no further rights or obligations under the Prior Agreement.

        23. RESTRICTED STOCK GRANTS. Attached hereto as Exhibit A is a form of Performance Share Award Agreement ("Award") under the Company's 1996 Stock Incentive Plan ("Plan"). The Plan is subject to stockholder approval at the next meeting of the Company's stockholders. The Company agrees that if the Plan is approved by the Company's stockholders at the next meeting of stockholders, the Company will execute the Award and issue the performance shares described therein, which shall be subject to the vesting provisions of such Award, to the Employee (or, in the event of the prior death of Employee, to Employee's estate). If Employee's employment with the Company terminates prior to such stockholder approval and, under the terms of the Award, the performance shares would not have vested prior to or upon such termination of employment, then the Company shall not be obligated to execute the Award or issue the performance shares to Employee pursuant to the Award.

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
        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

                                            THE COMPANY:

                                            CALLON PETROLEUM COMPANY


                                            By________________________________


                                            THE EMPLOYEE:


                                            ----------------------------------
                                            FRED L. CALLON

                                       11